EXECUTION COPY

Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of May 30, 2007, by and between GENESEE & WYOMING INC., a Delaware corporation, whose principal place of business is 66 Field Point Road, Greenwich, CT 06830 (the “Company”), and MORTIMER B. FULLER III (the “Executive”).

WHEREAS, the Executive is currently the Chief Executive Officer of the Company, and will remain in such position through May 30, 2007, after which he shall cease to provide services to the Company in that capacity;

WHEREAS, the Company has determined to continue to employ the Executive, and the Executive has agreed to be so employed by the Company, in accordance with the terms and provisions set forth herein;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment and Duties.

(a) General. During the Employment Period (as hereinafter defined), the Executive shall serve as Executive Chairman of the Company, reporting exclusively to the Board of Directors (the “Board”) of the Company. None of the Company’s employees shall report to the Executive, save his executive assistant, except as otherwise determined by the Board from time to time. During the Employment Period, the Executive shall have all of the duties and responsibilities commensurate with the Executive’s position as may be assigned to the Executive from time to time by the Board. The Executive’s place of employment shall be the principal offices of the Company in Greenwich, Connecticut, provided, however, that the Executive understands and agrees that he may be required to travel from time to time for business reasons consistent with past practice. The Company agrees to use its best efforts to cause the Executive to be elected to the Board, subject to nomination by the Board (in accordance with the recommendations of the Governance Committee of the Board) and to re-election by the shareholders of the Company.

(b) Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full working time, which, with the Board’s concurrence may be less than 40 hours per week but is expected to be a substantial commitment and may be project based, to his duties hereunder (provided that if the Executive’s employment is extended beyond the Initial Employment Period (as hereinafter defined) the Company and the Executive may agree to a lesser time commitment), shall diligently and faithfully serve the Company, shall properly perform his duties and exercise his powers, comply with the Company policies applicable to him from time to time regarding business conduct, conflicts of interest, confidentiality and otherwise, and shall use his best efforts to promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render services for remuneration or otherwise to any other person or organization or otherwise engage in activities that would interfere with the faithful performance of his duties hereunder. Notwithstanding the foregoing, the Executive may (i) serve on civic or charitable boards or engage in civic and charitable activities, (ii) serve on the boards of directors of any company to the extent permitted under guidelines developed by the Governance Committee of the Board, (iii) have other business interests (provided such interests do not conflict in any way with the interests of the Company) and (iv) manage personal investments, in each case, as long as any such activity singularly or together with any other activity does not interfere with the Executive’s performance of his duties and the meeting of his obligations hereunder.

2. Term of Employment. The Executive’s employment with the Company pursuant to the terms of this Agreement shall commence on June 1, 2007 (the “Effective Date”), and shall continue until December 31, 2009 (the “Initial Employment Period”), unless renewed prior to such December 31 (or any subsequent December 31, as the case may be) by the mutual agreement of the Executive and the Company for an additional period of one calendar year (with each such additional period, a “Renewal Employment Period”) or terminated earlier than the scheduled end of the Initial Employment Period or any Renewal Employment Period in accordance with Section 4 of this Agreement. The period from the Effective Date until the termination of the Executive’s employment hereunder in accordance with the terms of this Agreement is hereinafter referred to as the “Employment Period.”

3. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Employment Period as compensation for services rendered:

(a) Base Salary. The Company shall pay to the Executive an annual salary (the “Base Salary”) at the rate of $665,000 for calendar year 2007, which rate shall be retroactive to January 1, 2007, and subject to appropriate adjustment in accordance with the cost-of-living policies generally applicable to all employees of the Company for calendar years 2008 and 2009, payable in substantially equal installments in accordance with the ordinary payroll practices of the Company as established from time to time. In the event that the Executive’s employment hereunder should continue after December 31, 2009, the Base Salary shall be appropriately adjusted pursuant to negotiation to reflect the scope of the Executive’s authority, duties and expected time commitment with respect to periods of employment after calendar year 2009.

(b) Annual Bonus. In addition to the amounts to be paid to the Executive pursuant to Sections 3(a) and (c), the Executive shall be eligible to earn an annual cash bonus (the “Annual Bonus”) in accordance with and the subject to the terms of the Genesee Value Added methodology under the Omnibus Plan (as defined below) or such successor incentive plan or program as may be in effect from time to time and applicable to other senior executive officers of the Company (the “GVA Plan”). Payment of the Annual Bonus shall be based upon the successful achievement of one or more annual performance objectives applicable to such senior executive officers generally. The target amount of the Annual Bonus for the Executive for calendar year 2007 shall be 60% of the Base Salary in effect for such calendar year; for each calendar year following 2007 during the Initial Employment Period the target Annual Bonus shall be 50% of the amount of the Base Salary in effect for each such calendar year. In the event that the Executive’s employment hereunder should continue after December 31, 2009, the target amount of the Annual Bonus shall be appropriately adjusted pursuant to negotiation to reflect the scope of the Executive’s authority, duties and expected time commitment.

(c) Equity Awards and Stock Options. In addition to the amounts to be paid to the Executive pursuant to Sections 3(a) and (b), the Executive shall continue to be eligible to receive discretionary annual grants of equity incentive awards on the same basis as such grants are made to other senior executive officers of the Company (the “Annual Equity Grants”) in accordance with and subject to the terms of the Company’s 2004 Omnibus Incentive Plan or such successor incentive plan as may be in effect from time to time and applicable to other senior executive officers (the “Omnibus Plan”) and the terms of any award agreement issued thereunder; provided, however, for grants made in respect of any Renewal Employment Period, such basis for granting awards shall be subject to appropriate adjustment to reflect any changes to the scope of the Executive’s authority, duties and expected time commitment for such periods.

(d) Pension Benefit Plans. The Executive shall be eligible to participate in the Company 401(k) plan and any other defined contribution or defined benefit retirement plan, or any successor thereto, maintained or contributed to by the Company, or any subsidiary thereof, and providing pension benefits, including, without limitation, any such plan established for the purpose of providing such benefits for employees of the railroad industry, in accordance with and subject to the terms of such plans, as they may be amended from time to time.

(e) Welfare Benefit Plans. The Executive and/or his eligible dependents shall be eligible to participate in the Company’s welfare benefit plans and programs generally applicable to other senior executive officers of the Company, in accordance with and subject to the terms of the plans, as they may be amended from time to time.

(f) Deferred Compensation Plan. During the Employment Period, the Executive shall be eligible to continue to participate in the Company’s Deferred Compensation Plan or any similar or successor deferred compensation plan, program or arrangement, if any, maintained by the Company and generally applicable to other senior executive officers of the Company, in accordance with and subject to the terms of the plans, as they may be amended from time to time.

(g) Life Insurance. Unless the Executive dies, is disabled (as defined in Section 4(d) hereof), is terminated for Cause or resigns without Good Reason prior to the end of the period specified below, the Company shall continue to pay the Executive an amount equal to the sum of (i) the annual premium payable on the life insurance policies currently maintained by the Company for the Executive plus (ii) a tax gross-up payment in an amount equal to any taxes that are due on account of such premium payments, with the sum of such amounts to be payable each year, at the same time such payments are made for any other senior executives for whom such insurance is maintained by the Company. Such payments shall continue to be made for the period beginning with calendar year 2007 through and including the calendar year in which the Executive attains age 70. The foregoing notwithstanding, at Company’s option after consultation with the Executive, the Company, in lieu of such program, may provide a program with substantially the same economic benefits.

(h) Business and Travel Expenses. The Company shall reimburse the Executive for reasonable business travel expenses and other business-related expenses properly incurred by the Executive in the fulfillment of his duties hereunder upon presentation of written documentation thereof, in accordance with and subject to the applicable expense reimbursement policies and procedures of the Company as in effect from time to time; provided, however, that such expenses reported in such written documentation shall be reviewed by the Compensation Committee of the Board on a quarterly basis, and shall be subject to the approval of such Compensation Committee.

(i) Matching Program for Charitable Gifts. The Executive shall be eligible to participate in the Company’s program for matching charitable contributions by employees. Subject to the limits under such program, the Company will match all such charitable gifts by the Executive for any calendar at a rate or amount no lower than the rate or amount applicable to the chief executive officer of the Company or to members of the Board for such year, whichever is higher.

(j) Vacation. The Executive shall be entitled to receive vacation and paid-off time as may be available generally to other senior executive officers of the Company, subject to the terms of any applicable plan or policy and to proration in the event the Executive’s employment terminates other than at calendar year end.

(k) Physical Exams for Executives. The Executive will be eligible to participate in the Company’s annual physical examination program for its executive officers on the same basis as the other executive officers. To the extent permitted under such plan, the Executive shall be entitled to select the physician who will conduct the examination.

(l) Office Support and Staff. During the Employment Period, the Company shall provide the Executive with an office, office furnishings and secretarial and other administrative support in a manner commensurate with his status. Such office and support shall be at the Company’s principal offices and the assistant shall be assigned to Executive on a dedicated basis, but the assistant may have other duties also. Initially, such assistant shall be the Executive’s current assistant; in the event of her departure, the Company shall assign to the Executive another assistant subject to the Executive’s consent, which shall not be unreasonably withheld or delayed.

(m) Indemnification. During the Employment Period the Company will not take any action that would lessen Executive’s eligibility for indemnification under applicable law, Company organizational documents, contracts, and insurance, compared with the eligibility of other senior executive officers in effect from time to time. The Executive’s post-termination rights to indemnification also shall be no less favorable than those applicable from time to time to other former officers and directors of the Company.

(n) Perquisites. During the Employment Period, the Executive shall be entitled to perquisites and executive benefits consistent with those made available to other senior executive officers of the Company from time to time.

4. Termination of Employment during the Employment Period.

(a) Termination of Employment in General; Notice. Subject to the further provisions of this Section 4, during the Initial Employment Period or any subsequent Renewal Employment Period the Company may terminate the Executive’s employment, and the Executive may resign his employment with the Company, at any time for any reason or for no stated

reason. In no event shall the failure or unwillingness of the Company to agree to a renewal of the Executive’s employment pursuant to the terms of this Agreement in accordance with the terms of Section 2 hereof constitute a termination by the Company of the Executive’s employment hereunder for purposes of this Section 4, and any rights to any payments or benefits the Executive may have following such expiration of the Initial Employment Period or any subsequent Renewal Employment Period shall not arise under or be governed by the terms of this Agreement. During the Employment Period, the following amounts shall be paid or provided to the Executive (or in the event of the Executive’s death, to his estate or beneficiary) if his employment with Company ends for any reason (collectively, the “Accrued Amounts”): (i) payment of any unpaid Base Salary for the period of the Employment Period through and including the applicable date of termination or resignation; (ii) the amount of any Annual Bonus accrued but unpaid with respect to any completed fiscal year of the Company as of the date such termination or resignation occurs; (iii) a cash payment for the amount of any earned but unused vacation time in accordance with Company policies; (iv) a cash payment for all properly incurred but unreimbursed amounts for reasonable business travel and other business-related expenses in accordance with the terms of Section 3(h) hereof; and (v) any other amounts or benefits required to be paid or provided by law or under the terms of any applicable pension, welfare or equity compensation plan of the Company. The Accrued Amounts shall be paid to the Executive at the applicable time or times otherwise contemplated by Section 3 of this Agreement or, if no time is contemplated by Section 3, within 30 days following the date of such termination or resignation.

(b) Termination for Cause; Resignation Without Good Reason. During the Initial Employment Period or any subsequent Renewal Employment Period, the Company may terminate the Executive’s employment immediately for Cause (as hereinafter defined), and the Executive may resign his employment with the Company without Good Reason (as hereinafter defined), in either of which event the Executive shall be entitled to the Accrued Amounts. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment.

(c) Termination Without Cause; Resignation for Good Reason. During the Initial Employment Period or any subsequent Renewal Employment Period, the Company shall give the Executive not less than 30 days prior written notice of its intention to terminate his employment without Cause, and the Executive shall give the Company not less than 30 days’ prior written notice of his intention to resign his employment for Good Reason. If, during the Initial Employment Period or any subsequent Renewal Employment Period, the Executive’s employment is terminated by the Company without Cause or if the Executive resigns from his employment for Good Reason, in lieu of all other amounts that otherwise may be due to the Executive in such events, the Company shall pay the Executive the Accrued Amounts. In addition, subject to the Executive’s execution and delivery of a general release of claims in the form attached hereto as Exhibit A, the Executive shall be entitled to (i) a cash lump sum payment in an amount equal to three hundred percent (300%) of the Base Salary in effect on the date of such termination or resignation; (ii) full vesting of all stock options, restricted stock awards and other equity awards outstanding as of the date of such termination or resignation to the extent provided for under existing plans and award agreements, provided, however, that any unvested restricted stock awards granted on June 2, 2006 as bonuses to the Executive in connection with the 2006 sale and disposition of the operations and other assets of the Australian Railroad Group Pty. Ltd. to Queensland Rail and Babcock & Brown Limited and related transactions shall fully vest notwithstanding any contrary provisions in the applicable plan or award agreement; (iii) payment by the Company of all annual premiums (and related tax gross-up payments) for the Executive’s life insurance coverage (as described in Section 4(g)) due for the period beginning with the year that includes the date of such termination or resignation through and including the year in which the Executive attains age 70; and (iv) payment by the Company of all premiums payable with respect to the Medicare supplemental insurance for the Executive and his dependents for the period beginning on the date of such termination or resignation and ending on the third anniversary thereof (all such payments and benefits together, the “Severance Obligations”). The Company shall pay the cash payment portion the Severance Obligations to the Executive no later than 30 days following the date of the Executive’s termination or resignation of employment, and shall pay the insurance premium payment portion of the Severance Obligations in accordance with the Company’s ordinary practice with respect to such payments. The Executive shall not be obligated to seek other employment or take any other employment or take any other action by way of mitigation of the amounts payable to the Executive under this Section 4(c), and the amounts payable hereunder shall not be reduced or offset by any amounts that the Executive earns after his termination or resignation of employment with the Company. Subject to any applicable law or regulatory requirement, the Executive and the Company hereby mutually agree to cooperate in drafting any public communication regarding a termination or resignation described in this Section 3(d); the text of which communication shall be subject to their mutual agreement prior to its publication.

(d) Termination Due to Death or Disability. During the Initial Employment Period or any subsequent Renewal Employment Period, the Executive’s employment with the Company shall terminate automatically on the date of the Executive’s death. In the event of the Executive’s Disability (as defined under the Company’s long-term disability plan generally applicable to senior executive officers of the Company) during the Initial Employment Period or any subsequent Renewal Employment Period, the Company shall be entitled to terminate his employment. In the event of termination of the Executive’s employment by reason of the Executive’s death or Disability, the Company shall pay to the Executive (or his estate, as applicable), the Accrued Amounts and the benefits due under the Company’s life insurance and long-term disability plans in which the Executive participates at the time of such termination; in addition, all stock options, restricted stock awards and other equity awards outstanding as of the date of such termination or resignation shall fully vest, to the extent provided for under the terms of the applicable equity incentive plan or award agreement.

(e) Termination following a Change of Control. If, at any time during the Initial Employment Period or any subsequent Renewal Employment Period, the Executive is entitled to any payment or benefits under the terms of that certain agreement between the Company and the Executive, dated June 24, 1996, relating to change-of-control severance, as such agreement may be amended or superseded from time to time (the “Change of Control Agreement”), the terms of Section 4(c) hereof shall not apply and in its place the Change of Control Agreement shall govern and any severance payment or provision of benefits to the Executive shall be made solely in accordance with the terms thereof. Notwithstanding the terms of this Agreement, or anything to the contrary in the Change of Control Agreement, the Executive hereby acknowledges and agrees that for any period following the expiration of the Initial Employment Period or any subsequent Renewal Employment Period in accordance with Section 2 hereof the Change of Control Agreement shall not apply to the Executive and shall be of no force or effect for such period, including (for the avoidance of doubt) any period during which the Executive provides services to the Company as a consultant, employee or any other capacity, during the Transitional Period or thereafter.

(f) Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 16 of this Agreement. In the event of a termination by the Company for Cause, or by the Executive for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the date of termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(g) “Cause” means the Executive’s (i) willful and continued failure to perform substantially all of his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) for a period of 10 days following the delivery of a written demand for substantial performance to the Executive by the Board, which specifically identifies the manner in which the Board believes the Executive has not substantially performed his duties; (ii) intentional dishonesty on the part of the Executive in the performance of his duties with the Company; (iii) conviction of, or entry of a plea of guilty or nolo contendere to charges of, any crime under the laws of the United States or any state thereof, or any other jurisdiction in which the Company conducts business or provides services, which constitutes (x) a felony or (y) a misdemeanor involving moral turpitude; (iv) willful malfeasance or willful misconduct in connection with the Executive’s duties with the Company or any act or omission which is injurious to the financial condition or business reputation of the Company or its Affiliates; (v) material breach of this Agreement or any other agreement between Executive and the Company; or (vi) other conduct that reasonably could be anticipated to be materially harmful to the business, interests, or reputation of the Company, each as determined by the Board in its reasonable judgment.

(h) “Good Reason” shall mean (i) a material breach by the Company of the terms of this Agreement; (ii) a material reduction by the Company in the Executive’s annual base salary or annual cash bonus target compensation in violation of this Agreement; (iii) a failure by the Company to provide the office and support referenced in Section 3(l) hereof in a location within is more than 50 miles commuting distance (one way) from the Executive’s current residence in Rye, New York; or (iv) requiring the Executive to be on travel status to an extent materially greater (measured over a period of at least six months) than the Executive was prior to the Effective Date; provided, however, that no event or condition shall constitute Good Reason unless (A) the Executive gives the Company, written notice of his intention to terminate his employment for Good Reason and the grounds for such termination no later than sixty (60) days of the occurrence of the act or omission that the Executive believes constitutes such grounds and (B) such grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice.

5. Confidentiality.

(a) Confidential Information. Without limiting the Executive’s duties under the law, and in addition thereto, the Executive shall not, during the Employment Period or thereafter (unless in the course of the Executive’s employment and necessary for the performance of the Executive’s duties, or unless with the written consent of the Company), directly or indirectly divulge, disclose, or communicate to any person, firm or corporation in any manner whatsoever any information of any kind, nature, or description concerning any matter affecting or relating to the business of the Company or its subsidiaries (the “Company Group”), or any matter affecting or relating to its customers, including, without limitation, any trade secrets or any correspondence, accounts, connections or dealings of the Company Group or any knowledge gained in relation thereto during the Executive’s employment and any information whatsoever concerning any past or present customer of the Company Group (“Confidential Information”); provided, however, that the restrictions contained in this Section 5(a) shall not apply to any information that has entered into the public domain other than by reason of the Executive’s breach.

(b) In the event that the Executive becomes legally compelled to disclose any Confidential Information, the Executive shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Executive shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information.

(c) Exclusive Property. The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company Group. All business records, papers and documents kept or made by the Executive relating to the business of the Company or the Company Group shall be and remain the property of the Company or the Company Group.

6. Noncompetition and Nonsolicitation.

(a) The Executive agrees that during the Employment Period and any period subsequent to the Employment Period during which he provides any consulting services to the Company in accordance with the terms of Section 7 hereof, and for a period beginning on the later of the date his employment hereunder terminates or the last day of the Transitional Period (as defined in Section 7 hereof) (either date, the “Termination Date”) and ending on the second anniversary thereof (the “Restricted Period”), the Executive shall not, without the prior written consent of the Company, either alone or in concert or association with others, directly or indirectly, for remuneration or otherwise, either as principal, agent, consultant, employee, stockholder (other than as a passive investor in 2% or less of the equity securities of a publicly traded entity) or any other capacity, perform any services or engage in any work for or on behalf of any company, firm, partnership, joint venture or other business enterprise or business entity that competes with any business or activity of the Company Group.

(b) The Executive agrees that during the Restricted Period, the Executive shall not directly or indirectly (i) solicit, induce or attempt to solicit or induce any person who is, or during the then most recent 12-month period was, an employee or officer of the Company Group, and who the Executive knows or reasonably should know is or was such a person, to leave the employ of the Company Group or violate the terms of his or her contract, or any employment arrangement, with the Company Group; or (ii) induce or attempt to induce any customer, client, supplier, licensee or other business relation of the Company Group that the Executive knows or reasonably should know is such a person or entity to cease doing business with the Company Group. As used herein the term “indirectly” shall (x) include, without limitation, the Executive’s permitting the use of the Executive’s name by any competitor of the Company Group in violation of this Section 6(b) and (y) not include any general, non-targeted employment advertising efforts by any person employing or otherwise affiliated with the Executive.

7. Transitional Services.

(a) For the period beginning on the last day of the Employment Period (other than where the Employment Period ends early in accordance with the terms of Section 4 hereof) and ending on the December 31 of the year in which the Executive attains age 75 (the “Transitional Period”), the Executive hereby agrees to perform consulting services as an independent contractor to the Company, and the Company hereby agrees to accept and pay for such services for the Transitional Period at a rate of $10,000 per month. Executive shall also be entitled to any amounts due under Section 3(g) above during such Transitional Period. During the Transitional Period, the Company further hereby agrees to provide the Executive at its own expense with office space at the Company’s principal offices and with a dedicated assistant (who may have other duties in addition to his or her duties to the Executive). Such office shall be at the Company’s principal offices. The Executive hereby agrees to provide an annual average of at least 20 hours of service per month. Subject to recommendation of the Governance Committee, nomination by the Board and election by the shareholders, and any applicable Board policy, the Company acknowledges and agrees that it is expected that the Executive will remain a member of the Board until he attains age 75, and after age 75 may remain such a member until such time as shall be determined by the Board, subject to the above-mentioned nomination and election factors. During the Transitional Period and to the extent the Executive is a non-employee director of the Company, the Executive will receive the standard fees payable to non-employee directors of the Company and will remain eligible to receive equity incentive grants received at the same time and on the same terms as applicable other non-employee directors of the Company from time to time.

(b) Notwithstanding anything to the contrary in Section 7(a) hereof, the Executive may elect, with the approval of the Chief Executive Officer of the Company, to continue to provide services during the Transitional Period as an employee of the Company rather than as an independent contractor until the earlier of the Executive’s resignation from the Company or the end of the calendar year in which the Executive attains age 72. If the Executive continues to provide services to the Company thereafter, he shall do so solely as an independent contractor for the balance of the Transitional Period. The Executive hereby acknowledges and agrees that if he so elects to provide services as an employee of the Company during the Transitional Period he shall not be entitled during such period to participate in, and his service during such period shall not count for eligibility, vesting or benefit accrual purposes under any pension, welfare, equity or cash incentive, deferred compensation or any other employee benefit plan or arrangement of the Company, or any fringe benefit or employee services plan, program, policy or practice of the Company, and that he shall provide such services solely on an at-will basis, subject to termination by the Company at any time for any reason or no stated reason with no right to any payment or benefit as a result of or in connection with such termination, provided, however, that the Executive will be entitled to any amounts due under Section 3(g) above. In no event will any employment under this Section 7 be considered part of the Employment Period, nor will the Change of Control Agreement have any force or effect during the period of employment under this Section 7.

8. Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder.

9. Nonassignability; Binding Agreement.

(a) By the Executive. Neither this Agreement nor any or all rights, duties, obligations or interests hereunder shall be assignable or delegable by the Executive.

(b) By the Company. This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets, but no such assignment by the Company shall relieve the Company of its obligations hereunder without the Executive’s consent.

(c) Binding Effect. This Agreement shall not be binding upon, nor inure to the benefit of, the parties hereto, any successors to or assigns of the Company, except in accordance with the terms of Section 9(b) hereof, or to the Executive’s heirs or the personal representatives of his estate, except as a result of the Executive’s death or disability.

10. Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law.

11. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

12. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of New York, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

13. Entire Agreement; Supersedes Previous Agreements. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder. Notwithstanding the foregoing, the Change of Control Agreement and any equity award agreement outstanding as of the Effective Date (and any equity incentive plan pursuant to which such awards were granted) shall remain in full force and effect in accordance with their terms, provided, however, that the June 2, 2006 equity awards shall be modified in accordance with Section 4(c) hereof. The Executive acknowledges that he has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it. The Executive agrees and acknowledges that his only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this Agreement (unless such representation, warranty or undertaking was made fraudulently) will be for breach of the terms of this Agreement, to the exclusion of all other rights and remedies (including those in tort or arising under statute).

14. Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

15. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Genesee & Wyoming Inc.

66 Field Point Road

Greenwich, CT 06830

Attn. General Counsel

To the Executive:

Mr. Mortimer B. Fuller III

6 Island Drive

Rye, New York 10580

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

GENESEE & WYOMING INC.

By	/s/ John C. Hellmann
Name:

MORTIMER B. FULLER III

/s/ Mortimer B Fuller IIII

EXHIBIT A

WAIVER AND GENERAL RELEASE AGREEMENT

This Waiver and General Release of All Claims Agreement (this “Release”) is entered into as of the date indicated on the signature page of this Release by Mortimer B. Fuller III (“the Executive”) and Genesee & Wyoming Inc. (the “Company”).

The Executive has been employed by the Company pursuant to the Employment Agreement, dated May 30, 2007, between the Company and the Executive (the “Employment Agreement”). Any term not defined herein shall have the same meaning as under the Employment Agreement. In consideration for the payments and benefits set forth in Section 4(c) of the Employment Agreement, the Executive agrees as follows:

(a) General Release. (i) The Executive for himself, and for his agents, assignees, attorneys, heirs, administrators, representatives, executors, successors and assigns (collectively, the “Releasors”), does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and their predecessors, successors, subsidiaries, affiliates and divisions (the “Company Group”) and all of their current and former trustees, officers, directors, partners, shareholders, employees, consultants, independent contractors, agents, assigns and representatives, including without limitation all persons acting by, through, under or in concert with any of them (together with the Company Group, individually and collectively, the “Company Group Releasees”), from any and all charges, complaints, claims, controversies, liabilities, demands, promises, actions, causes of action, suits, rights, grievances, proceedings, costs, expenses, damages, debts, taxes, allowances, and remedies (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity (individually and collectively, “Claims”), including, but not limited to, those Claims arising out of the Executive’s employment or termination of employment with the Company, which the Executive may have by reason of any matter, cause, act, or omission.

(ii) This Release includes a release of all rights and Claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Act of 1866 and 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, the Sarbanes-Oxley Act of 2002, as well as any other federal, state or local statute, regulation or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity, or wage and hour. The Executive specifically understands that he is releasing Claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability, and other legally protected categories.

(iii) Notwithstanding anything herein to the contrary, the sole matters to which the Release does not apply are: (i) the Executive’s rights under this Release and the Employment Agreement to the extent that such rights are intended thereunder to survive the termination of employment and (ii) the Executive’s rights under any tax-qualified pension or claims for accrued or vested benefits under any other any applicable welfare, equity compensation or other benefit plan maintained by the Company or under COBRA.

(b) No Claims. The Executive agrees that prior to the date hereof, he has not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against the Company Group Releasees or any member thereof, and for himself and all the Releasors waives the right to pursue individually or collectively any Claims against any Company Group Releasees under any applicable dispute resolution procedure, including any arbitration policy.

(c) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive, including, without limitation, the Executive’s obligations under the Employment Agreement, the Executive hereby unconditionally releases and forever discharges the Company Group Releasees from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). The Executive acknowledges that: (i) this entire Release is written in a manner calculated to be understood by him; (ii) he has been advised to consult with an attorney before executing this Release; (iii) he was given a period of twenty-one days within which to consider this Release; and (iv) to the extent he executes this Release before the expiration of the twenty-one day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Release by delivering notice to the Company pursuant to the notice provision of Section 16 of the Employment Agreement prior to the expiration of the seven-day period following the date hereof, and the payments and provision of benefits under Section 4(c) of the Employment Agreement shall not become effective, and no payments or benefits shall be made or provided thereunder, until the day after the expiration of such seven-day period (the “Revocation Date”). Upon such revocation, this Release and the afore-mentioned severance provisions of the Employment Agreement shall be null and void and of no further force or effect.

(d) No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement.

(e) Governing Law. All matters affecting this Release, including the validity thereof, will be governed by, and construed in accordance with, the laws of the State of New York.

(f) Enforceability. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

(g) Entire Agreement. This Release sets forth the complete understanding between the Executive and the Company in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. The Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.

(h) Amendment. This Release may not be amended except by a written agreement signed by both parties which specifically refers to this Release.

[Signature Page Follows]

ACCEPTED AND AGREED:

ACCEPTED BY GENESEE & WYOMING INC.

Signed:

Name:

Date:

ACCEPTED BY EXECUTIVE:

By:

Date:

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